EXHIBIT 10.1

Change In Control and Severance Benefits Agreement
This Change In Control and Severance Benefits Agreement (the “Agreement”) is entered into this ___st day of November, 2013, between ViewPoint Financial Group, Inc. (the “Company”) and Mays Davenport (“Executive”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.
Whereas, Executive serves as the Company’s Executive Vice President and Chief Financial Officer; and
Whereas, the Compensation Committee of the Company believes it is in the best interests of the Company to provide Executive with certain severance benefits in the event that Executive is Involuntarily Terminated (as defined herein) in circumstances unrelated to a Change of Control (as defined herein); and
Whereas, the Compensation Committee further believes it is in the best interests of the Company to provide Executive with certain change of control severance benefits, in the event that Executive is Involuntarily Terminated (as defined herein) connection with a Change of Control (as defined herein).
Now, Therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:
1.Term of Agreement. The term of this Agreement shall be a period of one year beginning on that date on which the last of the Articles of Merger are filed in the state of incorporation of ViewPoint Financial Group, Inc. or LegacyTexas Group, Inc. (the “Effective Date”), subject to earlier termination as provided herein. On the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year provided that within the 90-day period prior to such anniversary, the Compensation Committee explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

2.Termination of Employment and Severance Benefits.

(a)At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause (as defined herein). Similarly, Executive may resign his/her employment at any time, with or without advance notice, and with or without reason. Executive shall not be entitled to any compensation as provided in this Agreement following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided for by this Agreement and/or applicable law.

(b)Involuntary Termination Unrelated to a Change of Control. If: (i) Executive has an Involuntary Termination not within a Change in Control Period (as that term is defined in Section 2(c) below), (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective a general release of all known and unknown claims in the form provided by the Company, which form shall be substantially in the form attached hereto as Exhibit A) (the “Release”) within thirty (30) days after the Termination Date, and (iv) Executive fully complies with his or her continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if he or she has not, unless such non-compliance is not capable of being cured); then the Company shall provide Executive with the following severance benefits (together, the “Severance Payments”):
(i)The Company shall continue to pay the Executive’s annual base salary in effect as of the Termination Date for one year following the Executive’s Termination Date;

(ii)Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health (including dental and vision) insurance coverage in effect as of the Termination Date (including coverage for Executive’s eligible dependents) for up to twelve (12) months following the Termination Date. Benefits provided under this Section 2(b)(ii) shall not extend the period during which the Executive is entitled to continuation coverage under COBRA; and

(iii)For the one-year period following Executive’s termination, the Company will provide Executive with reasonable outplacement services. The manner and type of outplacement services provided to the Executive shall be determined by the Company in its sole discretion, and may be different from the outplacement services provided to other executives.
(c)    Involuntary Termination in Connection with a Change in Control. If: (i) Executive has an Involuntary Termination during the period that begins six (6) months before and ends twelve (12) months following a Change of

Control (such period, the “Change in Control Period”), (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective the Release within thirty (30) days after the Termination Date, and (iv) Executive fully complies with his or her continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if he or she has not, unless such non-compliance is not reasonably capable of being cured); then the Company shall provide Executive with the following change of control severance benefits (together, the “Change in Control Payments”):
(i)A lump sum cash payment, payable within 30 days of the later of the Date of Termination or the Change in Control, in an amount equal to (A) two (2) times Executive’s average annual base salary for the three-year period ending on the Date of Termination, minus (B) the sum of the salary continuation payments, if any, paid to date to the Executive under Section 2(b)(i);

(ii)A lump sum cash payment, payable within 30 days of the later of the Date of Termination or the Change in Control, in an amount equal to two (2) times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding the Date of Termination, or (B) the target bonus for the fiscal year in which the Date of Termination occurs;

(iii)The Company shall provide the Executive with group health coverage substantially similar to the Company’s group health coverage in which the Executive was participating immediately prior to his termination. Such coverage shall continue until the earlier of (A) two years following the Date of Termination, or (B) the date on which Executive is or becomes eligible for comparable coverage under the group health plan of a subsequent employer; and

(iv)For the one-year period following Executive’s termination, the Company will provide Executive with reasonable outplacement services. The manner and type of outplacement services provided to the Executive shall be determined by the Company in its sole discretion, and may be different from the outplacement services provided to other executives.

3.Compliance with Section 409A of the Code.

(a)It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is also intended that payment of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

(b)Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Payments, the Change of Control Payments, health benefits and/or other benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 4(b) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

4.Section 280G of the Code.

(a)If the payments and benefits (including but not limited to payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (i) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (ii) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”);

(b)For purposes of calculating the Full Payment and Reduced Payment amounts, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), and shall provide its calculations to the Executive. The Executive, at his/her discretion, may elect either the Full Payment or the Reduced Payment. If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits (if any) paid to Executive. In the event that acceleration of vesting of Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date of the Change in Control shall make all determinations required to be made under this Section 4. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.Future Conduct and Obligations.

(a)Nondisparagement. The Executive, for himself or herself and for his or her family (i.e., parents, siblings and children), heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, any affiliates or any of their agents, officers, directors, employees and/or stockholders. The Company agrees to not issue any press release or other statement that disparages or otherwise impairs the Executive’s business reputation. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by the officers or directors of the Company that they in good faith believe are necessary or appropriate to make in connection with performing their duties to the Company or an affiliate; or (iii) statements by the Executive that he or she in good faith believes are necessary or appropriate to make to refute statements of the Company, or the officers or directors of the Company.

(b)Cooperation. The Executive agrees to reasonably assist and cooperate with the Company (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive’s agreement under this Section 6(b) is limited such that any assistance and cooperation shall not unreasonably interfere with the Executive’s subsequent employment. The Company will reimburse the Executive for the reasonable out-of pocket expenses incurred as a result of such cooperation.

(c)Nonsolicitation. Until the one-year anniversary of the Executive’s Involuntary Termination, the Executive shall not, directly or indirectly, without the written consent of the Company (i) initiate contact with or solicit any employee or customer of the Company or any affiliate; (ii) hire or otherwise engage any such employee or former employee; (iii) induce or otherwise counsel, advise or encourage any such employee to leave the employment of the Company or an affiliate; or (iv) induce any supplier, licensor, licensee, business relation, representative or agent of the Company to terminate or modify its relationship with the Company or any affiliate, or in any way interfere with the relationship between the Company or any affiliate and such other party.

(d)Return of Property. In the event of Executive’s termination of employment, the Executive shall immediately return to the Company (or destroy, upon written consent of the Company) any and all files or other property (both tangible and intellectual) of the Company without retaining any copies or extracts thereof in any form or manner, including electronic or web-based.

(e)Reasonableness. The Executive acknowledges that the future conduct and obligation provisions of this Section 6 will not prevent him or her from obtaining other gainful employment or cause him or her any undue hardship and are reasonable and necessary in order to protect the legitimate interests of the Company.

6.Certain Forfeitures in Event of Breach or Other Liability to the Company. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Executive materially breaches any obligation under this Agreement, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to the Company or its affiliates, the Company retains the right to recoup any and all payments and benefits provided for in Section 2, any damages suffered by the Company or its affiliates, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Executive, the Company reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Executive under this Agreement.

7.Attorneys’ Fees. In the event of a dispute arising out of this Agreement, reasonable attorneys’ fees and costs to Executive resulting from such dispute shall be paid by Company only if Executive prevails in such dispute.

8.No Assignments.

(a)This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms that the Executive would be entitled to hereunder if an event of Involuntary Termination occurred. For purposes of implementing the provisions of this Section 8(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Executive, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

9.Regulatory Provisions.

(a)Temporary Suspension or Prohibition of Executive. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company or any subsidiary of the Company by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(b)Permanent Suspension or Prohibition of Executive. If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Company or any subsidiary of the Company by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)Default of the Depository Institution. If a depository institution subsidiary of the Company is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(d)Suspension of Payment Obligations. If at the time any payment or benefit shall become due under this Agreement such payments or benefits qualify as “golden parachute” payments as defined by 12 C.F.R Part 359 or any successor rule or regulation, then the Company shall seek the approval of the applicable federal banking agency prior to making payments or providing benefits, and such payments or benefits shall be due and payable only upon approval by the applicable federal banking agency.

(e)Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA; or (2) by the applicable federal banking agency, at the time the agency approves a supervisory merger to resolve problems related to operation of the depository institution. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(f)Resumption of Payments. The payment of any amounts which are delayed on account of an event or circumstance described in this Section 10 shall be paid as soon as the Company reasonably anticipates that the payment will again be permissible.

10.Delivery of Notices. For the purposes of this Agreement, all notices and other communications to any party hereto shall be in writing and shall be deemed to have been duly given when delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the address last appearing on the personnel records of the Executive
If to the Company:	ViewPoint Financial Group, Inc. 1309 West 15th Street Plano, Texas 75075 Attention: Secretary

or to such other address as such party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.
11.Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12.Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

13.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.Effect on Employment Rights. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, to change the status of the Executive’s employment, or to change the Company’s policies regarding termination of employment.

15.Governing Law. This Agreement shall be governed by the laws of the State of Texas to the extent that federal law does not govern.

16.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by the Executive within 100 miles of such Executive’s job location with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

17.Tax Matters. The Company may withhold from any amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation. The parties agree that the payments and benefits provided under this Agreement comply with Section 409A and, accordingly, this Agreement shall be interpreted to be in compliance therewith.

18.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)“Cause” shall mean the Executive’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. “Cause” shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in reasonable detail.

(b)“Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case as provided under Section 409A and Treasury Regulation § 1.409-3(i)(5); provided, however, that the first sentence of Treasury Regulation 1.409-3(i)(5)(vi)(1) as applied to this Agreement is revised to replace the phrase “30 percent” with “50 percent”.

(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)“Good Reason” shall mean (i) a material diminution of or interference with Executive’s duties, responsibilities or benefits, or (ii) any of the following actions unless consented to in writing by the Executive: (A) a requirement that the Executive’s principal place of employment be based at any place other than Plano, Texas, or within a radius of 35 miles from the location of the Company’s administrative offices as of the Effective Date; (B) a material demotion of the Executive; (C) a material reduction in the number or seniority of personnel reporting to the Executive other than as part of a Company-wide reduction in staff; (D) a material reduction in the Executive’s salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company; or (E) failure of the Company to obtain assumption of this Agreement by a successor.

(e)“Involuntary Termination” and “Involuntarily Terminated” shall mean (i) the Company’s termination of the Executive’s employment without Cause, or (ii) the Executive’s resignation for Good Reason.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest: __________________________________ Scott A. Almy, Secretary	VIEWPOINT FINANCIAL GROUP, INC. __________________________________ By:__________________________________ Its:__________________________________
EXECUTIVE ___________________________________ Mays Davenport